Exhibit 99.1

                      POLYONE TO SELL ENGINEERED FILMS UNIT

CLEVELAND, Sept. 27 -- PolyOne Corporation (NYSE: POL), a leading global polymer compounding and North American distribution company, has signed a letter of intent to sell its Engineered Films business unit to an investor group comprising members of the unit's management team along with an investor group formed by Matrix Capital Markets.

Matrix Capital is an investment banking firm that has been retained to advise management and arrange financing for the transaction. The new entity, yet to be named, will consist of the operating assets and liabilities of the Engineered Films unit.

Terms of the agreement were not disclosed. PolyOne will retain a minority ownership interest in the new entity.

The sale is subject to the approval of the PolyOne Board of Directors, completion of the required transaction financing, finalization of definitive agreements and completion of due diligence. The transaction is expected to close in the fourth quarter of 2005, subject to the foregoing conditions and other customary closing conditions.

The Engineered Films unit is a leading provider of customized, high- performance plastic films for use in diverse applications, including automobile and truck interiors, flooring, wall covering and pool liners. Headquartered in Winchester, Virginia, the unit operates manufacturing facilities there and in Lebanon, Pennsylvania. The Engineered Films unit's revenues in 2004 were approximately $126 million.

PolyOne announced in late 2003 that it would confine its strategic emphasis to its Plastics Compounding, Color and Additives Masterbatch, and Distribution businesses. These businesses have leading market positions, and most are global in scope.

In line with this strategy, PolyOne also announced that it would divest its Elastomers and Performance Additives, Engineered Films and Specialty Resins businesses. As a result, the Company began reporting these business units as discontinued operations in the fourth quarter of 2003. PolyOne sold its Elastomers business in August 2004.

About PolyOne

PolyOne Corporation, with 2004 annual revenues of approximately $2.2 billion, is a leading global compounding and North American distribution company with continuing operations in thermoplastic compounds, specialty polymer formulations, color and additive systems, and thermoplastic resin distribution. Headquartered in northeast Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia and Australia, and joint ventures in North America and South America. Information on PolyOne's products and services can be found at http://www.polyone.com.

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Forward-looking Statements

In this press release, statements that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to the anticipated sale of the Engineered Films unit; future actions; prospective changes in raw material costs, product pricing or product demand; future performance, including, without limitation, meeting cash flow goals, receiving cash distributions from equity affiliates and achieving working capital targets; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially include, but are not limited to:

     - costs or difficulties and delays related to the operation of joint venture entities;
     - lack of day-to-day operating control, including procurement of raw materials, of equity or joint venture affiliates;
     - partial control over investment decisions and dividend distribution policy of the OxyVinyls partnership and other minority equity holdings of PolyOne;
     - the possibility of further goodwill impairment;
     - a delay or inability to achieve targeted debt level reductions through divestitures and/or other means;
     - an inability or delay beyond December 31, 2005 in finding buyers of discontinued operations or other non-core assets for reasonable and acceptable terms;
     - an inability to achieve anticipated earnings performance due to the divestment of a non-core business; and
     - an inability to complete the sale of discontinued businesses, including the Engineered Films unit, due to problems or delays associated with legal proceedings, regulatory approvals, buyers receiving financing for the transaction, satisfactory completion of due diligence, finalization of definitive agreements or any other reasons.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K provided to the Securities and Exchange Commission. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties. (Ref. #92705)